SERIES PORTFOLIOS TRUST

SHAREHOLDER SERVICING PLAN

 On Behalf of the funds managed by
Heitman US Real Estate Securities LLC

October 26, 2017

WHEREAS: Series Portfolios Trust (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Trust desires to adopt a Shareholder Servicing Plan (the “Plan”) on behalf of the classes of shares for the series of the Trust listed on Schedule A as may be amended from time to time (each, a “Fund”) and the Board of Trustees (the “Board”) has determined that there is a reasonable likelihood that adoption of the Plan will benefit each class of the Fund listed in Schedule A and its shareholders;

NOW THEREFORE, the Trust hereby adopts the Plan on behalf of each class of the Fund listed in Schedule A on the following terms and conditions:

1. Each class of the Fund listed on Schedule A will pay securities broker-dealers and other securities professionals (each a “Servicing Agent”) for providing or for arranging for the provision of non-distribution administrative, sub-transfer agent, and other personal shareholder services provided by the Servicing Agent to beneficial owners of shares (“Shares”) of the Fund (“Clients”), provided that such servicing is not duplicative of the servicing otherwise provided on behalf of the Fund. The Plan will be administered by U.S. Bancorp Fund Services, LLC (“USBFS”).

2. Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Shares; (b) aggregating and processing orders involving the shares of the Shares; (c) processing dividend and other distribution payments from the Fund on behalf of Clients; (d) providing information to Clients as to their ownership of Fund shares or about other aspects of the operations of the Fund; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Fund to Clients; (g) assisting Clients in changing the Fund’s records as to their addresses, dividend options, account registrations or other data; (h) providing sub-accounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for sub-accounting; (i) responding to shareholder inquiries relating to the services performed; (j) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (k) providing such other similar services as the Agent may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

3. Each class of the Fund listed on Schedule A shall pay the Servicing Agent, for its services, an annual rate of the average daily net assets of the Fund as indicated on Schedule A.  The payments shall be calculated monthly.  The Fund may make such payments monthly, and payments to the Servicing Agent may exceed the amount expended by the Servicing Agent during the month or the year to date.  In the event that payments to the Servicing Agent during a fiscal year exceed the amounts expended or accrued by the Servicing Agent during a fiscal year, the Servicing Agent will promptly refund to the Fund any such excess amount.  Payments to a Servicing Agent may be discontinued, or the rate amended, at any time by the Board, in its sole discretion.  The Fund is required to comply with the Trust’s Policies and Procedures for Fund Payments to Financial Intermediaries, including having its investment adviser obtain approval of any new sub-transfer agency arrangement. The Fund may make final and binding decisions as to all matters relating to what Shares, if any, are to be attributed to a particular pre-approved Servicing Agent, to a different Servicing Agent or to no Servicing Agent.

4. While this Plan is in effect, USBFS shall prepare and furnish a written report to the Board in writing at least quarterly, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5. This Plan shall be effective with respect to each Fund listed on Schedule A (or each class of the Fund added to Schedule A from time to time): (a) on the date upon which it is approved for such Fund or class by vote of the Board, cast in person at a meeting called for the purpose of voting on the approval of the Plan for such class; or (b) on the date the class commences operations, if such date is later.

6. This Plan shall, unless terminated as hereinafter provided, continue in effect until for two years from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually with respect to a class or classes of shares of the Fund, by the Board cast in person at a meeting called for the purpose of voting on such continuance.  This Plan may be terminated or amended, with respect to a class or classes of shares of the Fund, at any time by a vote of the Board or by the vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund.

SCHEDULE A
SHAREHOLDER SERVICING PLAN

Series of Managed Portfolio Series	Maximum Shareholder Servicing Fee

Heitman US Real Estate Securities Fund Investor Class	0.15% of average daily net assets
Institutional Class	None